Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Dynegy Inc. for the exchange offer of $2,100,000,000 of 6.75% Senior Notes due 2019, $1,750,000,000 of 7.375% Senior Notes due 2022, and $1,250,000,000 of 7.625% of Senior Notes due 2024 and to the incorporation by reference therein of our reports dated February 25, 2015, with respect to the consolidated financial statements of Dynegy Inc., and the effectiveness of internal control over financial reporting of Dynegy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 8, 2015